CONTACT:	Glenn C. Christenson, (800) 544-2411 or (702) 367-2484 Executive Vice President/Chief Financial Officer/ Chief Administrative Officer

William W. Warner, (800) 544-2411 or (702) 221-6620 Executive Vice President/Chief Development Officer

Lesley A. Pittman, (800) 544-2411 or (702) 367-2437 Vice President of Corporate & Government Relations

FOR IMMEDIATE RELEASE:      April 30, 2003

STATION CASINOS ANNOUNCES FIRST QUARTER RESULTS

AND PROVIDES GUIDANCE FOR REMAINDER OF 2003

LAS VEGAS, — Station Casinos, Inc. (NYSE: STN - News; “Station” or “the Company”) today announced the results of its operations for the first quarter ended March 31, 2003 and provided guidance for the remainder of fiscal year 2003.

Highlights include:

•                  EBITDA (1) of $66.2 million, an increase of four percent over the prior year’s quarter, while same-store EBITDA increased three percent over the prior year.

•                  Same-store EBITDA margins improved to 36 percent from 35 percent in the prior year.

•                  The introduction of Jumbo Jackpot – a ground-breaking player reward program launched April 1, 2003.

•                  Selected as the manager and developer of a gaming and entertainment project by the Federated Indians of Graton Rancheria – proposed for Southern Sonoma County.

Results of Operations

The Company’s net revenues for the first quarter ended March 31, 2003 were approximately $199.6 million, down one percent from net revenues for the prior year’s quarter. EBITDA for the quarter was $66.2 million, an increase of four percent compared to the prior year’s quarter.  During the quarter, Adjusted Earnings (2) applicable to common stock increased to $14.3 million, or $0.23 per share. Earnings were $0.21 per share during the prior year’s quarter on a comparable basis.  The adjusting items in the current quarter were $1.3 million of costs related to the Harrah’s patent litigation and $1.4 million related to an impairment loss, primarily related to an investment in new slot product development. Including these items, the Company reported net income of $12.6 million and earnings applicable to common stock of $0.21 per share.

For the quarter ended March 31, 2003, the Company reported earnings from its Green Valley Ranch Station joint venture of $5.8 million, which represents a combination of Station’s management fee plus 50% of Green Valley Ranch Station’s operating income. Included in interest expense is $1.4 million of interest related to this joint venture. “Green Valley Ranch Station generated over $14 million of EBITDA for the quarter.    The strong cash flow growth and return on investment at this property confirm why we are confident in our next property being designed for the Las Vegas market – Red Rock Station in Summerlin,” stated Glenn C. Christenson, executive vice president and chief financial officer.

EBITDA and Adjusted Earnings are not generally accepted accounting principles (“GAAP”) measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and a principal basis for valuation of gaming companies.  EBITDA and Adjusted Earnings are further defined in footnote (1) and footnote (2), respectively.

Property Results

Same-store (Major Las Vegas Operations and Green Valley Ranch Station) net revenues for the quarter were flat with the prior year at $225.9 million, while EBITDA at those operations increased three percent to $81.0 million. “We are pleased that same-store revenues have shown this stability during challenging times. In the first two months of the quarter, same-store revenues increased approximately 2.4 percent over the prior year.  The war in Iraq clearly resulted in a short-term slowdown in our business as our customers stayed home to watch the war coverage.  Business levels continued to be soft for the first week of April, but have rebounded since then,” stated Christenson.  Same-store EBITDA margins increased to 36 percent, compared to 35 percent in the first quarter of 2002.

Balance Sheet Items and Capital Expenditures

Long-term debt was $1.17 billion as of March 31, 2003, an increase of approximately $14.2 million from year end.  During the quarter, the Company repurchased 1.4 million shares of its common stock for approximately $24.6 million (average price of $17.92 per share). The Company also advanced approximately $12.4 million to the United Auburn Indian Community (the “UAIC”) during the year, increasing the note receivable from the UAIC to $46.9 million. Capital expenditures for the three months ended March 31, 2003 were approximately $21.1 million. Included in these expenditures were $7.1 million for the purchase of the Wildfire Casino, $5.3 million for the purchase of approximately 13 acres of land, formerly leased, where Palace Station is located and $1.7 million for the addition of a new restaurant at Santa Fe Station.  Maintenance capital totaled $7.0 million for the quarter.

Jumbo Jackpot

In April, Jumbo Jackpot was launched offering a ground-breaking enhancement to the Company’s popular Boarding Pass Card.  The third in a series of Jumbo-branded products, Jumbo Jackpot offers customers the opportunity to “win without winning.”

Beginning April 1, 2003, customers playing slot machines at the Company’s six Station-branded properties in the Las Vegas area with a Boarding Pass card inserted into the machine are immediately eligible to win a bonus jackpot of up to $150,000.  The Jumbo Jackpot, paid immediately in cash, is guaranteed to hit prior to the meter advancing to $150,000 even if the customer does not win on the machine.  After hitting, the jackpot meter is reset at $25,000.

“Jumbo Jackpot is a natural extension to our commitment to offering our customers the best possible entertainment experience.  With the ability to “win without winning,” we want to make it hard to play anywhere else but Station by giving our customers more,” said Christenson.

United Auburn Indian Community Management Agreement

On September 17, 2002, the United States Department of the Interior accepted certain land in Placer County, California into trust on behalf of the UAIC.  The Management Agreement between the Company and the UAIC was approved by the National Indian Gaming Commission on December 19, 2002. It is anticipated that Thunder Valley Casino will open with approximately 1,900 Class III slot machines and approximately 100 table games.    Upon completion, the facility will have a private VIP gaming area, numerous dining and entertainment amenities, including a center pit bar, three specialty restaurants, a 500-seat buffet, a food court and parking for approximately 3,000 vehicles. Construction began on October 26, 2002 and the Company anticipates the casino will open in June 2003 with the remainder of the amenities to be completed during 2003.   “We are extremely pleased with the speed in which this facility is being constructed.  The initial opening will be less than eight months from the start of construction. After the project opens, there is still significant construction remaining to complete the amenities, as well as the roads to insure convenient access to the property,” stated Christenson.  The cost of the project is expected to be approximately $215 million. The UAIC has obtained $142.5 million of financing for the project through a group of bank lenders.  The Company has provided a completion guaranty and credit support. The Company is continuing its efforts to provide additional third-party financing.  In the event this is not obtained, the remainder of the financing will be provided by the Company.  See Company Information and Forward Looking Statements for risks associated with this development project.

Second Quarter 2003 and Year 2003 Guidance

The Company expects EBITDA from Nevada operations of approximately $63 million to $64 million and earnings per share (“EPS”) of $0.19 to $0.20 for the second quarter of 2003.  This guidance does not include any contribution from Thunder Valley Casino.  For 2003, the Company reiterates its previous guidance where it expects EBITDA of approximately $280 million and EPS of approximately $1.07 per share. The guidance includes the contributions of management fees from the Thunder Valley Casino of $25 million commencing in the third quarter, and excludes the impact of certain adjusting items.

Conference Call Information

The Company will host a conference call today, Wednesday, April 30, 2003, at 10:00 AM (PT) to discuss its first quarter financial results and provide guidance for the remainder of 2003. Interested participants may access the call by dialing in to the conference operator at (800) 600-7715. A live audio webcast of the call, as well as supplemental tables and charts, will also be available at the Company’s website, www.stationcasinos.com. A replay of the call will be available from 12:30 PM (PT) on April 30, 2003, until 12:30 PM (PT) on May 3, 2003 at (800) 633-8284. The reservation number is 21141322.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50 percent interest in both Barley’s Casino & Brewing Company and

Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and its Registration Statement on Form S-4 File No. 333-66140. Construction projects, such as Thunder Valley Casino, entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases. The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates. There can be no assurance that the budgeted costs or construction period will be met. The Company has not completed the financing arrangements and there can be no assurance that the remainder of such financing will be available to the Company on acceptable terms, if at all. In September 2002, the United States District Court for the District of Columbia ruled in favor of the Department of the Interior and the UAIC and granted the Department of the Interior’s and the UAIC’s motions for summary judgement, resulting in the dismissal of the claims challenging the Department of the Interior’s decision to accept land into trust for the benefit of the UAIC. This decision has been appealed to the United States Court of Appeals for the District of Columbia Circuit. There can be no assurance as to the ultimate outcome of such appeal. The development budget for the Graton Rancheria project has not been finalized.  The Company’s participation in the project is subject to the receipt of all required government approvals, and no assurances can be given that such approvals will be received.  Prior to the receipt of such approvals, the Company likely will make significant credit support for the project.  There can be no assurances that the Company will be able to recoup its investments.  Additional financial information, including presentations from recent investor conferences, is available in the “Investors” section of the Company’s website at www.stationcasinos.com.

(1) EBITDA consists of operating income plus earnings from joint ventures, depreciation, amortization, impairment loss, Harrah’s patent litigation costs, insurance proceeds and asset reserves and restructuring charges.  EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for valuation of gaming companies.  The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company.  Management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  To evaluate EBITDA and the trends it depicts, the components should be considered.  The impact of  earnings from joint ventures, depreciation, amortization, impairment loss, Harrah’s patent litigation costs, insurance proceeds and asset reserves and restructuring charges, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA.  Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate cash flows will be sufficient to fund cash needs.  It should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity.  In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.  A reconciliation of EBITDA to operating income is included in the financial schedules accompanying this release.

(2) Adjusted Earnings excludes Harrah’s patent litigation costs, impairment loss, change in accounting principle, insurance proceeds and asset reserves and restructuring charges.  Adjusted Earnings is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for valuation of gaming companies, as this measure is considered by the Company to be a better measure on which to base expectations of future results than GAAP net income.  A reconciliation of Adjusted Earnings and EPS to GAAP net income and EPS is included in the financial schedules accompanying this release.

Station Casinos, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	March 31, 2003	December 31, 2002

Assets:
Cash and cash equivalents	$57,097	$59,339
Receivables, net	10,569	15,423
Other current assets	28,766	27,747
Total current assets	96,432	102,509
Property and equipment, net	1,048,686	1,046,051
Other long-term assets	466,500	449,787
Total assets	$1,611,618	$1,598,347

Liabilities and stockholders’ equity:
Current portion of long-term debt	$107	$122
Other current liabilities	86,978	88,677
Total current liabilities	87,085	88,799
Revolving credit facility	191,400	177,200
Senior and senior subordinated notes	973,697	973,669
Interest rate swaps, mark-to-market	13,956	14,731
Other long-term liabilities	81,001	73,270
Total liabilities	1,347,139	1,327,669
Stockholders’ equity	264,479	270,678
Total liabilities and stockholders’ equity	$1,611,618	$1,598,347

Station Casinos, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Operating revenues:
Casino	$160,961	$161,837
Food and beverage	32,690	33,839
Room	12,469	12,615
Other	10,008	10,835
Management fees	1,516	1,241
Gross revenues	217,644	220,367
Promotional allowances	(18,083)	(18,300)
Net revenues	199,561	202,067

Operating costs and expenses:
Casino	64,891	64,785
Food and beverage	19,711	19,933
Room	4,765	4,888
Other	4,091	3,627
Selling, general and administrative	38,264	39,411
Corporate expense	7,881	7,752
Depreciation and amortization	18,014	18,386
Impairment loss	1,394	—
	159,011	158,782

Operating income	40,550	43,285
Earnings from joint ventures	4,904	2,912
Operating income and earnings from joint ventures	45,454	46,197

Other income (expense):
Interest expense, net	(24,270)	(24,118)
Interest expense from joint ventures	(1,448)	(1,480)
Other	202	129
	(25,516)	(25,469)
Income before income taxes and cumulative effect of change in accounting principle	19,938	20,728
Income tax provision	(7,377)	(7,669)
Income before cumulative effect of change in accounting principle	12,561	13,059
Cumulative effect of change in accounting principle, net of applicable income tax benefit of $7,170	—	(13,316)
Net income (loss)	$12,561	$(257)

Basic and diluted earnings (loss) per common share:
Income before cumulative effect of change in accounting principle
Basic	$0.22	$0.23
Diluted	$0.21	$0.22
Net income (loss)
Basic	$0.22	$—
Diluted	$0.21	$—

Weighted average common shares outstanding
Basic	57,417	57,483
Diluted	61,051	59,958

Station Casinos, Inc.
Summary Information and
Reconciliation of Operating Income to EBITDA
(amounts in thousands, except occupancy percentage and ADR)
(unaudited)

	Three Months Ended March 31,
	2003	2002
Major Las Vegas Operations (a):
Net revenues	$192,487	$195,013

Operating income	$49,582	$50,050
Depreciation and amortization	17,200	17,630
EBITDA	$66,782	$67,680

Green Valley Ranch Station (50% owned):
Net revenues	$33,421	$30,251

Operating income	$10,225	$6,470
Depreciation and amortization	3,974	4,000
Preopening expenses	—	154
EBITDA	$14,199	$10,624

Same-Store Operations (b):
Net revenues	$225,908	$225,264

Operating income	$59,807	$56,520
Depreciation and amortization	21,174	21,630
Preopening expenses	—	154
EBITDA	$80,981	$78,304

Total Station Casinos, Inc. (c):
Net revenues	$199,561	$202,067

Operating income	$40,550	$43,285
Earnings from joint ventures	4,904	2,912
Depreciation and amortization	18,014	18,386
Impairment loss	1,394	—
Harrah’s patent litigation costs	1,317	—
Insurance proceeds	—	(1,580)
Asset reserves and restructuring charges	—	876
EBITDA	$66,179	$63,879

Occupancy percentage	95%	94%
ADR	$49	$51

(a)                 The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b)                Same-Store Operations include the Major Las Vegas Operations plus the total operations of Green Valley Ranch Station.

(c)                 Total Station Casinos, Inc. includes the Major Las Vegas Operations, Wild Wild West, Wildfire (since January 27, 2003), the Company’s earnings from joint ventures and Corporate expense.

Station Casinos, Inc.
Reconciliation of GAAP Net Income and EPS
to Adjusted Earnings and EPS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2003	2002

Adjusted Earnings
Net income (loss)	$12,561	$(257)
Harrah’s patent litigation costs, net	856	—
Impairment loss, net	906	—
Change in accounting principle, net	—	13,316
Insurance proceeds, net	—	(995)
Asset reserves and restructuring charges, net	—	551
Adjusted Earnings	$14,323	$12,615

Adjusted basic earnings per common share:
Net income (loss)	$0.22	$—
Harrah’s patent litigation costs, net	0.01	—
Impairment loss, net	0.02	—
Change in accounting principle, net	—	0.23
Insurance proceeds, net	—	(0.02)
Asset reserves and restructuring charges, net	—	0.01
Adjusted basic earnings per common share	$0.25	$0.22

Weighted average common shares outstanding - basic	57,417	57,483

Adjusted diluted earnings per common share:
Net income (loss)	$0.21	$—
Harrah’s patent litigation costs, net	0.01	—
Impairment loss, net	0.01	—
Change in accounting principle, net	—	0.22
Insurance proceeds, net	—	(0.02)
Asset reserves and restructuring charges, net	—	0.01
Adjusted diluted earnings per common share	$0.23	$0.21

Weighted average common shares outstanding - diluted	61,051	59,958